                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material under Rule 14a-12

                              STRYKER CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                              STRYKER CORPORATION
                              2725 FAIRFIELD ROAD
                           KALAMAZOO, MICHIGAN 49002

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 26, 2005
                            ------------------------

     The Annual Meeting of Stockholders of Stryker Corporation will be held on Tuesday, April 26, 2005, at 2:00 p.m., at the Radisson Plaza Hotel & Suites at The Kalamazoo Center, Kalamazoo, Michigan, for the following purposes:

     1. To elect seven directors; and

     2. To transact such other business as may properly come before the meeting.

     All stockholders are cordially invited to attend the meeting. Only holders of record of Common Stock at the close of business on February 28, 2005 are entitled to notice of and to vote at the meeting. If you attend the meeting, you may vote in person if you wish, even though you previously have returned your proxy.

     A copy of the Company's 2004 Annual Report is enclosed.

                      STOCKHOLDERS ARE URGED TO COMPLETE,
                      DATE AND SIGN THE ENCLOSED PROXY AND
                     RETURN IT IN THE ACCOMPANYING ENVELOPE

                                          Thomas R. Winkel
                                          Secretary

March 17, 2005

                              STRYKER CORPORATION
                              2725 FAIRFIELD ROAD
                           KALAMAZOO, MICHIGAN 49002
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Stryker Corporation of proxies to be used at the Annual Meeting of Stockholders of the Company to be held on Tuesday, April 26, 2005, and at all adjournments thereof. The solicitation will begin on or about March 17, 2005.

     All shares represented by a properly executed proxy will be voted unless it is revoked and, if a choice is specified, will be voted in accordance with such specification. If no choice is specified, a proxy will be voted FOR the election of the seven nominees named under "Election of Directors," unless authority to do so is withheld with respect to one or more of such nominees. In addition, a proxy may be voted in the discretion of the proxyholders with respect to such other business as may properly come before the meeting. A stockholder may revoke a proxy at any time prior to the voting thereof.

     Brokers holding shares of Common Stock for beneficial owners must vote those shares according to specific instructions they receive from the owners. If instructions are not received, brokers may vote those shares in their discretion. Directors will be elected by a plurality of the votes cast at the meeting. Votes that are withheld with respect to the election of directors are not counted as votes cast.

     There were 402,903,237 shares of Common Stock of the Company outstanding as of the close of business on February 28, 2005, the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Each share is entitled to one vote on each matter brought before the meeting.

                      BENEFICIAL OWNERSHIP OF MORE THAN 5%
                        OF THE OUTSTANDING COMMON STOCK

     As used in this proxy statement, "beneficial ownership" means the sole or shared power to direct the voting and/or disposition of shares of Common Stock. In addition, a person is deemed to have beneficial ownership of any shares of Common Stock that such person has the right to acquire within 60 days.

     The following table sets forth certain information, as of December 31, 2004, with respect to the beneficial ownership of Common Stock by the only person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.

NAME AND ADDRESS                                                                 PERCENT OF
OF BENEFICIAL OWNER                                           NUMBER OF SHARES     CLASS
-------------------                                           ----------------   ----------
Advisory Committee for the Stryker Trusts(1)................    111,380,736         27.7%
490 West South Street
Kalamazoo, Michigan 49007

---------------

(1) Based solely upon information as of December 31, 2004 contained in a
    Schedule 13G amendment filed with the Securities and Exchange Commission on February 11, 2005. Under the terms of the trust agreement establishing certain trusts for the benefit of members of the Stryker family (the "Stryker Trusts"), an Advisory Committee, consisting of Jon L. Stryker, Pat Stryker, Ronda E. Stryker, Gerard Thomas and Elizabeth S. Upjohn-Mason, has full voting and disposition power with respect to 83,284,934 shares of Common Stock owned by the Stryker Trusts. Ronda E. Stryker is currently a director of the Company. A majority vote of the Advisory Committee is necessary with respect to matters regarding the shares of Common Stock held in the Stryker Trusts, including voting and disposition. Members of the Advisory Committee beneficially own in the aggregate an additional 28,095,802 shares of Common Stock in their individual or other capacities, including 48,000 shares that may be acquired by Ronda E. Stryker upon exercise of options. The members of the Advisory Committee have sole voting and disposition power with respect to such additional shares except for 1,804,880 shares as to which Mrs. Upjohn-Mason has shared voting and disposition power.

                       BENEFICIAL OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of shares of Common Stock as of January 31, 2005 by the current directors of the Company, all of whom except Mr. Lillard are standing for reelection, the Named Executives referred to under the caption "Executive Compensation" and all executive officers and directors of the Company as a group.

                                                                                               PERCENTAGE OF
                                              NUMBER OF SHARES     RIGHT TO                     OUTSTANDING
NAME                                              OWNED(1)        ACQUIRE(2)     TOTAL(3)        SHARES(%)
----                                          ----------------    ----------    -----------    -------------
John W. Brown.............................       18,505,512       1,460,000      19,965,512        4.94
Howard E. Cox, Jr. .......................          534,732         105,600         640,332           *
Donald M. Engelman, Ph.D. ................           41,284         105,600         146,884           *
Jerome H. Grossman, M.D. .................          219,000         105,600         324,600           *
Stephen Si Johnson........................          506,000         570,000       1,076,000           *
James E. Kemler...........................           75,810         194,000         269,810           *
James R. Lawson...........................            7,538         389,300         396,838           *
John S. Lillard...........................          353,642          49,600         403,242           *
Stephen P. MacMillan......................          107,700          60,000         167,700           *
William U. Parfet.........................           80,000         105,600         185,600           *
Ronda E. Stryker..........................       90,211,584          49,600      90,261,184(4)     22.4
Executive officers and directors as a
  group (13 persons)......................      111,068,596       3,656,100     114,724,696(4)     28.2

---------------

 *  Less than one percent.

(1) Excludes shares that may be acquired through stock option exercises, but includes, in the case of Mr. MacMillan, 80,000 shares of restricted stock that vest in equal annual installments of 20,000 shares on May 31 of each of the years 2005 through 2008. Until vested, the shares of restricted stock are subject to forfeiture under certain conditions and may not be sold or otherwise transferred by Mr. MacMillan. Mr. MacMillan has the right to receive dividends on and to vote the restricted shares.

(2) Pursuant to Rule 13d-3(c)(1) of the Securities Exchange Act of 1934 (the "Exchange Act"), includes shares that may be acquired within 60 days after January 31, 2005 upon exercise of options.

(3) Except for the shared beneficial ownership of shares of Common Stock attributed to Ms. Stryker as a member of the Advisory Committee for the Stryker Trusts, all as more fully set forth above under "Beneficial Ownership of More Than 5% of the Outstanding Common Stock," such persons hold sole voting and disposition power with respect to the shares shown in this column. Does not include 1,615,391 shares of Common Stock owned by the Company's Savings and Retirement Plans that are voted as directed by the Company, except in the case of certain non-routine matters, which do not include the election of directors, as to which the individual participants, including executive officers, may give voting instructions. Such number of shares does not exceed 10,000 in the case of any executive officer.

(4) Includes the shared beneficial ownership of shares of Common Stock held in the Stryker Trusts and attributed to Ms. Stryker as a member of the Advisory Committee for the Stryker Trusts, all as more fully set forth above under "Beneficial Ownership of More Than 5% of the Outstanding Common Stock." 30,466,800 of the shares in the Stryker Trusts are held for the benefit of Ms. Stryker.

                             ELECTION OF DIRECTORS

     Seven directors are to be elected to serve until the next Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified. John S. Lillard, who is presently a director, is not standing for reelection. All of the nominees listed below are currently members of the Board of Directors. The nominees for directors have consented to serve if elected and the Company has no reason to believe that any of the nominees will be unable to serve. Should any nominee become unavailable for any reason, proxies will be voted for the alternate candidate, if any, chosen by the Board of Directors. Should additional persons be nominated for election as directors, the seven persons receiving the greatest number of votes shall be elected.

     The following information respecting the nominees has been furnished by them.

NAME, AGE, PRINCIPAL OCCUPATION                                 DIRECTOR
AND OTHER INFORMATION                                            SINCE
-------------------------------                                 --------

JOHN W. BROWN, age 70.......................................      1977
  Chairman of the Board of the Company, since January 1981,
  and President and Chief Executive Officer of the Company,
  from February 1977 to June 2003, and Chief Executive
  Officer of the Company, from June 2003 through December
  2004. Also a director of National City Corporation, a
  bank, the American Business Conference, an association of
  mid-size growth companies, and the Advanced Medical
  Technology Association.

HOWARD E. COX, JR., age 61..................................      1974
  Partner of Greylock and its affiliated venture capital
  partnerships, since August 1971.

DONALD M. ENGELMAN, PH.D., age 64...........................      1989
  Eugene Higgins Professor of Molecular Biophysics and
  Biochemistry, Yale University, since 1979, with assignment to Yale College, the Graduate School and the Medical
  School. Chair of the Science and Technology Steering
  Committee of the Brookhaven National Laboratory, since
  2000. Member, National Academy of Science, since April
  1997.

JEROME H. GROSSMAN, M.D., age 65............................      1982
  Senior Fellow and Director of the Harvard/Kennedy School
  Health Care Delivery Policy Program at John F. Kennedy
  School of Government, Harvard University, since 2001.
  Chairman and Chief Executive Officer of Lion Gate
  Management Corporation, the holding company for a group of endeavors to advance the health care delivery system, from
  1999 to 2002, and Chairman of the Federal Reserve Bank of
  Boston from 1994 to 1998. Also, Chairman Emeritus of New
  England Medical Center, Inc., where he served as Chairman
  and CEO from 1979 to 1995, honorary physician at the
  Massachusetts General Hospital and Adjunct Professor of
  Medicine at Tufts University School of Medicine. Also a
  trustee of PennMedicine (University of Pennsylvania
  Medical School Health System) and the Mayo Clinic.

STEPHEN P. MACMILLAN, age 41................................      2005
  President and Chief Executive Officer of the Company,
  since January 2005, and President and Chief Operating
  Officer of the Company, from June 2003 through December
  2004. Prior to joining the Company in June 2003, he was
  Sector Vice President, Global Specialty Operations of
  Pharmacia Corporation from mid-December 1999 and was
  President of Johnson & Johnson - Merck Consumer
  Pharmaceuticals from January to mid-December 1999 and had
  held other positions at Johnson & Johnson since 1989.

WILLIAM U. PARFET, age 58...................................      1993
  Chairman and Chief Executive Officer of MPI Research,
  Inc., a drug safety and pharmaceutical development
  company, since May 1999. Also a director of CMS Energy
  Corporation, a global utility and energy company, Monsanto
  Company, a provider of agricultural products that improve
  farm productivity, and PAREXEL International Corporation,
  a provider of contract research, medical marketing and
  consulting services to the pharmaceutical, biotechnology
  and medical device industries.

NAME, AGE, PRINCIPAL OCCUPATION                                 DIRECTOR
AND OTHER INFORMATION                                            SINCE
-------------------------------                                 --------
RONDA E. STRYKER, age 50....................................      1984
  Granddaughter of the founder of the Company and daughter
  of the former President of the Company. Also Vice Chairman and a director of Greenleaf Trust, a bank, Vice Chairman
  and a trustee of Kalamazoo College and Spelman College and a trustee of the Kalamazoo Institute of Arts and the
  Kalamazoo Community Foundation.

     The Board of Directors has adopted Corporate Governance Guidelines that are available on the "Corporate Governance" page of the Company's website at www.stryker.com. A copy will be mailed to any stockholder upon request. Pursuant to the Guidelines, William U. Parfet has been designated the lead independent director, with responsibility for coordinating the activities of the other independent directors (which, for this purpose, includes all of the directors except Mr. Brown and Mr. MacMillan) and chairing the executive session held in connection with each meeting of the Board of Directors in order to provide the opportunity for the independent directors to discuss topics of concern without any member of management being present.

     The Board of Directors held seven meetings during 2004 and acted by written consent once. All of the directors attended more than 75% of the total meetings of the Board and all committees of which they were members in 2004. A meeting of the Board of Directors is typically scheduled in conjunction with the annual meeting of stockholders and it is expected that directors will attend absent a schedule conflict or other valid reason. All of the persons who were then directors attended the 2004 Annual Meeting.

     The Board of Directors has designated from among its members an Audit Committee that currently consists of Mr. Parfet (Chairman), Mr. Cox, Dr. Grossman and Mr. Lillard. The Audit Committee met five times during 2004. See "Audit Committee." The Board of Directors has also designated a Compensation Committee, which currently consists of Ms. Stryker (Chairman), Mr. Cox and Mr. Parfet, and a Stock Option Committee, which currently consists of Ms. Stryker (Chairman) and Mr. Lillard. The duties of these committees are described below under "Executive Compensation -- Report of Compensation and Stock Option Committees on Executive Compensation."

     The Board of Directors has designated a Governance and Nominating Committee, which in 2004 consisted of Ms. Stryker (Chairman), Mr. Cox, Dr. Engelman, Dr. Grossman, Mr. Lillard and Mr. Parfet. The Governance and Nominating Committee, which met three times during 2004, makes recommendations to the Board of Directors regarding individuals for nomination as director and, in addition, may consider other matters relating to corporate governance. When seeking to identify an individual to become a director to fill a new position or vacancy, the Governance and Nominating Committee will consult with incumbent directors, management and others. The Governance and Nominating Committee will consider, among other factors, the background and reputation of potential candidates in terms of character, personal and professional integrity, business and financial experience and acumen, how a person would complement the other directors in providing a diversity of expertise and experience and a person's availability to devote sufficient time to Board duties. Stockholders may recommend director candidates for consideration by the Governance and Nominating Committee by writing to the Secretary of the Company at 2725 Fairfield Road, Kalamazoo, Michigan 49002, giving the candidate's name, relationship, if any, to the stockholder making the recommendation, biographical data and qualifications. The submission should also include a statement from the candidate consenting to being considered and, if nominated and elected, to serving as a director.

     The charter of each of the Audit Committee, the Compensation Committee, the Stock Option Committee and the Governance and Nominating Committee is available on the "Corporate Governance" page of the Company's website at www.stryker.com and will be mailed to any stockholder upon request. None of the members of any of the committees is or ever has been an employee of the Company and the Board of Directors determined at its meeting in April 2004 that each of them was "independent" within the meaning of the New York Stock Exchange corporate governance listing standards and of the provisions of the Exchange Act applicable to the committees on which he or she serves. The Board of Directors based its determination with respect to independence for purposes of Board and committee membership on a review of the responses of the directors to questions regarding employment history, affiliations and family and other relationships and on discussions with the directors.

     The Code of Conduct applicable generally to employees, officers and directors in the performance of their duties and responsibilities and the Code of Ethics applicable to the principal executive officer, principal financial officer and principal accounting officer and controller are also available on the "Corporate Governance" page of the Company's website at www.stryker.com and will be mailed to any stockholder upon request.

                             DIRECTOR COMPENSATION

     Directors who are not employees received directors fees of $6,000 for each Board meeting attended, $3,000 for each meeting attended via conference call and a fixed annual fee of $50,000 in 2004. Directors who are also members of committees of the Board received a fee of $3,000 per day for committee meetings attended. During 2004, each outside director was granted an option under the Company's 1998 Stock Option Plan (the "Plan") to purchase 8,000 shares of the Company's Common Stock. The Company also makes $50,000 of group life insurance available to its outside directors. Also, $149,100 was paid to Dr. Engelman for services rendered in 2004 as a consultant to the Company. Dr. Engelman continues to serve as a consultant. As a result, Dr. Engelman is no longer deemed "independent" within the meaning of the New York Stock Exchange corporate governance listing standards and no longer serves as a member of the Governance and Nominating Committee.

                             EXECUTIVE COMPENSATION

GENERAL

     Set forth below is certain summary information with respect to the compensation of the Company's Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer (based on amounts reported as salary and bonus for 2004) who were serving as executive officers at December 31, 2004 (the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM
                                                                         COMPENSATION AWARDS
                                                                      --------------------------
                                                                                      SHARES OF
                                                                                        COMMON
                                            ANNUAL COMPENSATION       RESTRICTED        STOCK       ALL OTHER
                                           ---------------------        STOCK         UNDERLYING   COMPENSATION
NAME AND PRINCIPAL POSITION         YEAR   SALARY($)   BONUS($)       AWARDS($)       OPTIONS(#)      ($)(5)
---------------------------         ----   ---------   ---------      ----------      ----------   ------------
John W. Brown.....................  2004    975,000    2,000,000(2)                     70,000       217,250
  Chairman of the Board and         2003    925,000    1,000,000                        80,000       203,500
  Chief Executive Officer           2002    875,000      925,000                       100,000       187,000
Stephen Si Johnson................  2004    441,250      416,000                        70,000        84,288
  Vice President;                   2003    416,250      325,000                        80,000        80,438
  Group President, MedSurg          2002    383,750      315,000                       100,000        69,713
James E. Kemler...................  2004    378,334      275,000                        60,000        61,508
  Vice President;                   2003    350,000      185,000                        70,000        60,500
  Group President, Biotech, Spine,  2002    333,333      200,000                        80,000        54,267
  Trauma
James R. Lawson...................  2004    500,000      485,000                        70,000        97,350
  Vice President;                   2003    475,000      385,000                        80,000        85,250
  Group President, Orthopaedics
  and International                 2002    450,000      300,000                       100,000        77,000
Stephen P. MacMillan(1)...........  2004    608,333      635,000                       100,000       112,617
  President and Chief Operating     2003    320,833      650,000(3)   3,367,000(4)     200,000        16,625
  Officer

---------------

(1) Mr. MacMillan joined the Company as President and Chief Operating Officer on June 1, 2003. See "Employment Agreement with Stephen P. MacMillan."

(2) Includes a special bonus of $1,000,000, payable on April 1, 2005, to John W. Brown in recognition of the outstanding performance of the Company under his leadership during his 28 years of service as Chief Executive Officer. In accordance with Mr. Brown's wishes, the net amount of the bonus, after giving effect to appropriate federal and state withholding taxes, will be paid directly to the John and Rosemary Brown Family Foundation, which was created by Mr. and Mrs. Brown to benefit those who are interested in furthering their education.

(3) Mr. MacMillan's bonus for 2003 consisted of an inducement bonus of $300,000 pursuant to his employment agreement and a bonus of $350,000 pursuant to a bonus arrangement similar to the arrangements with other executive officers.

(4) Pursuant to his Employment Agreement, Mr. MacMillan received a restricted stock award of 100,000 shares of common stock of the Company as an inducement to accepting employment with the Company. 20,000 shares of the restricted stock vested on May 31, 2004. The balance will vest in equal annual installments of 20,000 shares on May 31 of each of the years 2005 through 2008. Until vested, the shares of restricted stock are subject to forfeiture under certain conditions and may not be sold or otherwise transferred by Mr. MacMillan. Mr. MacMillan has the right to receive dividends on and to vote the restricted shares.

(5) Represents the Company's contributions, including matching of voluntary contributions by such person, under its 401(k) plan and its supplemental deferred compensation plan and, in the case of Mr. MacMillan, dividends declared on the unvested portion of his restricted stock award.

EMPLOYMENT AGREEMENT WITH STEPHEN P. MACMILLAN

     The Company entered into an employment agreement with Mr. MacMillan in connection with his employment by the Company as President and Chief Operating Officer. The term of the agreement commenced on June 1, 2003 and continues until May 31, 2008. As an inducement to Mr. MacMillan accepting employment with the Company, the Company paid Mr. MacMillan $300,000 and granted him the restricted stock award of 100,000 shares of common stock of the Company discussed in footnote (4) to the Summary Compensation Table. Pursuant to the agreement, Mr. MacMillan is entitled to receive a base salary of not less than $550,000 per year and a bonus based on a potential of $500,000 per year, with the amount of the bonus for any period being based on the Company's performance against established goals and objectives. If Mr. MacMillan's employment is terminated by the Company without cause or voluntarily by him with good reason, he shall be entitled to receive, in addition to accrued amounts and a pro-rated bonus for the year of termination, a lump sum payment of $3,150,000 if such termination occurs prior to May 31, 2006, $2,100,000 if such termination occurs between June 1, 2006 and May 31, 2007 and $1,050,000 if such termination occurs between June 1, 2007 and May 31, 2008. In addition, Mr. MacMillan and his family will be entitled to continue to receive benefits under any benefit plan, program, practice or policy of the Company for 36 months if such termination occurs prior to May 31, 2006, 24 months if such termination occurs during the 12 months ending May 31, 2007 and 12 months if such termination occurs during the 12 months ending May 31, 2008 or for such longer period as the plan, program, practice or policy may provide.

STOCK OPTIONS

     The following table contains information covering options to purchase shares of the Company's Common Stock granted to the Named Executives in 2004 pursuant to the Company's 1998 Stock Option Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                     NUMBER OF
                                     SHARES OF    PERCENT OF
                                       COMMON       TOTAL
                                       STOCK       OPTIONS
                                     UNDERLYING    GRANTED
                                      OPTIONS         TO       EXERCISE                      GRANT DATE
                                      GRANTED     EMPLOYEES     PRICE                       PRESENT VALUE
NAME                                   (#)(1)      IN 2004      ($/SH)    EXPIRATION DATE      ($)(2)
----                                 ----------   ----------   --------   ---------------   -------------
John W. Brown......................    70,000        2.1        45.21      March 4, 2014      1,177,400
Stephen Si Johnson.................    70,000        2.1        45.21      March 4, 2014      1,177,400
James E. Kemler....................    60,000        1.8        45.21      March 4, 2014      1,009,200
James R. Lawson....................    70,000        2.1        45.21      March 4, 2014      1,177,400
Stephen P. MacMillan...............   100,000        3.0        45.21      March 4, 2014      1,682,000

---------------

(1) Such options were granted at 100% of fair market value on the date of grant and become exercisable as to 20% of the shares covered thereby on each of the first five anniversary dates of the date of grant.

(2) The Grant Date Present Value has been calculated using the Black-Scholes option pricing model and assumes a risk-free rate of return of 1.94%, an expected option life of 6.5 years, an expected dividend yield of approximately 0.19% and an expected stock price volatility of 34.3%. No adjustment was made for nontransferability or forfeitures. Such assumptions are based upon historical experience and are not a forecast of future stock price performance or volatility or of future dividend policy. Such information, which is presented in accordance with the requirements of the Securities and Exchange Commission, is not necessarily indicative of the actual value that such options will have to the Named Executives, which will be dependent upon future market prices for the Common Stock.

     The following table sets forth information with respect to option exercises during 2004 by the Named Executives and as to the unexercised options held by them at December 31, 2004.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                            NUMBER OF SHARES
                                                               UNDERLYING
                                                              UNEXERCISED        VALUE OF UNEXERCISED
                                   SHARES                      OPTIONS AT       IN-THE-MONEY OPTIONS AT
                                  ACQUIRED                 FISCAL YEAR-END(#)    FISCAL YEAR-END($)(1)
                                     ON          VALUE     ------------------   -----------------------
                                  EXERCISE     REALIZED       EXERCISABLE/           EXERCISABLE/
NAME                                 (#)        ($)(1)       UNEXERCISABLE           UNEXERCISABLE
----                             -----------   ---------   ------------------   -----------------------
John W. Brown..................    150,000     5,686,000   1,446,000/274,000     53,974,420/4,406,280
Stephen Si Johnson.............          0             0     556,000/274,000     18,433,320/4,406,280
James E. Kemler................          0             0     182,000/208,000      5,014,680/2,998,320
James R. Lawson................     20,700       671,021     375,300/274,000     11,233,843/4,406,280
Stephen P. MacMillan...........          0             0      40,000/260,000        376,800/1,811,200

---------------

(1) Calculated by determining the difference between the exercise price and the closing price of the Company's Common Stock as reported by The New York Stock Exchange-Composite Transactions for the exercise date or December 31, 2004, as the case may be.

REPORT OF COMPENSATION AND STOCK OPTION COMMITTEES ON EXECUTIVE COMPENSATION

COMPENSATION AND STOCK OPTION COMMITTEES OF THE BOARD

     The Compensation and Stock Option Committees are comprised entirely of non-employee, independent members of the Board of Directors. Their respective responsibilities include reviewing and approving the compensation of the Chief Executive Officer and other executive officers of the Company and administering and reviewing the Company's stock option program and the granting of options thereunder.

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Company's executive compensation programs are designed to enable the Company to attract, retain and motivate highly talented executives required for the success of the business. Overall, it is the intent of the Company to provide executives with compensation opportunities that are comparable with other large companies in the medical device industry, as well as other competitors for talent generally. This objective is achieved through a combination of current and long-term compensation programs, combined with a comprehensive package of health, welfare and retirement benefit programs. The stock option program is designed to reward executives for sustained high rate of Company growth and profitability for the benefit of the Company's stockholders. Non-mandatory Stock Ownership Guidelines are in place and designed to encourage all officers of the Company to have a significant personal stake in the continued success of the Company.

COMPENSATION COMPONENTS

     There are three basic elements in the Company's executive compensation program -- base salary, bonus and stock options. The Compensation Committee, which reviews executive compensation on an annual basis and is responsible for determinations regarding base salary and bonuses, formally met in November 2003 and in November and December 2004.

     The salaries of the Company's executive officers for 2004 were determined at the meeting of the Compensation Committee held in November 2003. Prior to such meeting, the members of the Committee were provided with broad-based survey reports on executive compensation for U.S. corporations generally, prepared by The Conference Board and by Buck Consultants, and publicly available compensation information for other large companies in the medical device industry. The Chief Executive Officer reviewed the overall performance of each of the other executive officers during the year with the Committee at its November 2003 meeting. Based on a subjective evaluation of such performance and the Company's overall performance during the prior year and, in the case of division officers, that of the respective divisions, as well as general consideration of the information contained in the survey reports reviewed, the base salaries for 2004 of the Company's executive officers, including Mr. Brown, were established by the Committee.

     A substantial portion of the annual compensation of each of the Named Executives consists of the bonus element. In determining the amount of the bonus to be paid to each Named Executive, the results of mathematical computations in which the performance of the Company, in the case of Mr. Brown (the Chief Executive Officer) and Mr. MacMillan (the Chief Operating Officer), whose responsibilities are at the corporate level, and of the operations for which such person had direct management responsibility, in the case of the other Named Executives, is compared to goals and objectives established at the beginning of the year (upon his employment in the case of Mr. MacMillan for 2003) and a percentage so determined is applied to the dollar bonus potential established for each person at the beginning of the year. The bonus potential is established in the same general manner as salaries, with the view that, if the full potential is attained, the Named Executive's total cash compensation should be in the mid to upper end of the range for companies of a comparable size, taking into account the individual's overall scope of responsibility, time in the position and overall level of performance in the role. The primary elements in such calculation for the Named Executives in 2004 were actual performance relative to budgeted earnings and sales growth, asset management and cash flow improvements, and organizational development. The final determination of the actual bonuses paid included a subjective evaluation of individual performance in light of the competitive environment in the operations for which they have responsibility and other challenges faced by such persons, and other significant achievements by them during the year. In addition to Mr. Brown's 2004 regular bonus award, the Compensation Committee awarded Mr. Brown a special bonus of $1,000,000 payable on April 1, 2005 in recognition of the outstanding performance of the Company under his leadership during his 28 years of service as Chief Executive Officer.

     The Company has had stock option plans in effect since it became a publicly-held company in 1979. The purpose of these plans has been to provide executive officers and other employees with a personal and financial interest in the success of the Company through stock ownership, thereby aligning the long-range interests of such persons with those of stockholders by providing them with the opportunity to build a meaningful stake in the Company. Historically, stock options have had significant value to optionees, reflecting the appreciation in the market value of the Common Stock. The determination with respect to the number of options to be granted to any particular executive officer is subjective in nature. While no specific performance measures are applied, factors considered in determining the number of options awarded include the individual's level of responsibility, demonstrated performance over time and value to the future success of the Company. The number and status of options previously granted to an individual are not accorded significant weight in the determination. Current option grants are intended to encourage performance that will result in continued appreciation. Outstanding option grants, all of which have a ten-year term, become exercisable as to 20% on the first anniversary of the date of grant and as to an additional 20% on each successive anniversary. Accordingly, to realize the full value thereof, an executive officer must remain in the Company's employ for five years from the date of grant. Management of the Company believes that the stock option plans have been helpful in attracting and retaining talented executive personnel.

     Section 162(m) of the Internal Revenue Code limits the deductibility by a publicly-held corporation of compensation paid in a taxable year to the Chief Executive Officer and any other Named Executive to $1 million. Qualified performance-based compensation will not be subject to the deduction limit if certain conditions are met. The 1998 Stock Option Plan limits the number of options that may be granted to any employee or director in any calendar year to 2,000,000, thereby ensuring that gain recognized on the exercise of options will be treated as performance-based compensation. It is the Committee's intent that executive compensation generally be deductible. However, the Committee will authorize compensation that is not entirely deductible when doing so is consistent with its other compensation objectives and overall compensation philosophy.

                                        Compensation Committee
                                          Ronda E. Stryker, Chairman
                                          Howard E. Cox, Jr.
                                          William U. Parfet

                                        Stock Option Committee
                                          Ronda E. Stryker, Chairman
                                          John S. Lillard

TRANSACTIONS WITH EXECUTIVE OFFICER

     The Company leases a facility from a limited liability company owned by James R. Lawson, a Vice President of the Company, pursuant to a lease that expires on March 13, 2006. The annual rent paid was approximately $100,000 in 2004. The Company also paid approximately $1,900 for certain leasehold improvements in 2004. Under the terms of the lease, the Company is responsible for all taxes, insurance and maintenance expenses that arise from its use of the facility. The Board of Directors has reviewed the transaction and concluded that the lease terms are comparable to those that could have been obtained in an arms-length transaction with an unaffiliated third party based on a report from a national real estate services firm that compared the rent to similar properties in the area and an analysis by management that found the other lease terms to be reasonable.

     Mr. Lawson's brother, T. Gary Lawson, who had been employed by various agencies selling the Company's products for several years prior to the time Mr. Lawson joined the Company in December 1998, serves as a sales consultant to the Company and received compensation of $245,920 in 2004. Mr. Lawson's son, James
R. Lawson, Jr., is employed by the Company as a General Manager for the Tennessee/Kentucky branch of its Orthopaedics business and received compensation of $414,536 in 2004.

PERFORMANCE GRAPH

     Set forth below is a graph comparing the total returns (assuming reinvestment of dividends) of the Company, the Standard & Poor's 500 Composite Stock Price Index and the Standard & Poor's Health Care (Medical Products and Supplies) 500 Index. The graph assumes $100 invested on December 31, 1999 in the Company's Common Stock and each of the indices.

                              (PERFORMANCE GRAPH)

--------------------------------------------------------------------------------------------------------------
                                          1999        2000        2001        2002        2003        2004
--------------------------------------------------------------------------------------------------------------
 Stryker Corporation                     $100.00     $145.55     $168.22     $193.79     $245.84     $279.59
--------------------------------------------------------------------------------------------------------------
 S&P 500 Index                           $100.00     $ 90.90     $ 80.09     $ 62.39     $ 80.29     $ 89.03
--------------------------------------------------------------------------------------------------------------
 S&P Health Care 500 Index               $100.00     $137.05     $120.68     $ 97.96     $112.71     $114.60
--------------------------------------------------------------------------------------------------------------

                                AUDIT COMMITTEE

     The Audit Committee acts under a written charter adopted and approved by the Board of Directors, a copy of which is available on the "Corporate Governance" page of the Company's website at www.stryker.com. The Audit Committee reviews and reassesses the adequacy of the charter at least annually. The Board of Directors has determined that William U. Parfet, the Chairman of the Audit Committee, is an "audit committee financial expert" as that term is defined in the rules promulgated by the Securities and Exchange Commission. Mr. Parfet serves on the audit committees of three other publicly-held companies. The Board of Directors reviewed Mr. Parfet's other time commitments and has determined that such service does not impair his ability to serve on the Company's Audit Committee.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors oversees the Company's financial reporting process on behalf of the Board of Directors. It meets with management and the Company's independent registered public accounting firm throughout the year and reports the results of its activities to the Board of Directors. In this connection, the Audit Committee has done the following:

     - Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2004 with the Company's management;

     - Discussed with Ernst & Young LLP, the Company's independent registered public accounting firm ("E&Y"), the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards), as amended; and

     - Received written disclosure regarding independence from E&Y as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with E&Y its independence.

     Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004.



                                        Audit Committee
                                         William U. Parfet, Chairman
                                         Howard E. Cox, Jr.
                                         Jerome H. Grossman
                                         John S. Lillard

                                 MISCELLANEOUS

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee has appointed E&Y to audit the accounts of the Company and its subsidiaries for the year 2005, subject to approval of the scope of the audit engagement and the estimated audit fees, which are to be presented to the Committee at its July meeting. E&Y has acted in this capacity for many years. E&Y has advised the Company that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates other than as accountants. Representatives of E&Y are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     The fees billed to the Company by E&Y with respect to the years ended December 31, 2004 and 2003 were as follows:

                                                                   2004          2003
                                                                ----------    ----------
Audit Fees..................................................    $4,240,000    $2,567,000
Audit-Related Fees..........................................       114,000        84,000
Tax Fees....................................................       768,000     1,028,000

     Audit Fees include amounts billed for the audit of the Company's annual consolidated financial statements and, in 2004, the attestation of internal controls over financial reporting, the review of the financial statements included in the Forms 10-Q filed by the Company during each year and the completion of statutory audits required in certain foreign jurisdictions. Audit-Related Fees include amounts billed for audits of the Company's employee benefit plans and general accounting consultations associated with the annual audit. Tax Fees include fees for tax compliance services and consultation on other tax matters. It is expected that E&Y will provide similar non-audit services during the year 2005. In connection with its review and evaluation of non-audit services, the Audit Committee is required to and does consider and conclude that the provision of the non-audit services is compatible with maintaining the independence of E&Y.

     Under its charter, the Audit Committee must pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm retained to audit the Company's financial statements other than non-audit services that satisfy a de minimus exception provided by applicable law. Each year, the retention of the independent registered public accounting firm is approved at the Audit Committee's meeting in February, subject to approval of the scope of the audit and associated fees at the July meeting. At the February meeting, certain recurring non-audit services and the proposed fees therefor are reviewed and evaluated by the Audit Committee. At subsequent meetings, the Audit Committee receives updates regarding the services actually provided and management may present additional services for approval. The Audit Committee has delegated to the Chairman or, in his absence, any other member the authority to evaluate and approve projects and related fees if circumstances require approval between meetings of the Committee. Any such approval is reported to the full Committee at its next meeting.

     E&Y advised the United States Securities and Exchange Commission ("SEC"), the Public Company Accounting Oversight Board ("PCAOB") and the Audit Committee of the Company's Board of Directors that certain non-audit services performed by an E&Y affiliate in China for the Company raised questions regarding E&Y's independence. During the period September 2002 through April 2004, E&Y's affiliate in China performed certain employment-related tax calculation and return preparation services with respect to employees of the representative offices of a subsidiary of the Company in China. Funds withheld by the subsidiary were transferred to the client account of the E&Y affiliate, which then made payment to the relevant tax authorities. The amount of the funds transferred to E&Y was less than $50,000 in any year. For these services, the fees paid to Ernst & Young were under $10,000 in any year. The practice of paying withholding taxes through the E&Y affiliate was discontinued in May of 2004 and E&Y's affiliate returned approximately $5,300 of excess funds then held by it. Under the SEC's rules regarding auditor independence, a company's independent auditor is not permitted to have custody of an audit client's assets. Both the Audit

Committee and E&Y have considered the effect the practice of paying taxes through the E&Y affiliate in China may have had on E&Y's independence and have concluded that such practice has not impaired E&Y's independence. In making its determination, the Audit Committee considered the administrative nature of the services, the insignificance of the amount of funds involved and the fact that E&Y has advised the Company that none of the personnel involved in handling the funds were involved in the audit of the Company's subsidiary. The Audit Committee and E&Y will continue to evaluate and review issues relevant to the maintenance of E&Y's independence.

CONTACTING THE BOARD OF DIRECTORS

     Stockholders may communicate directly with the Board of Directors on a confidential basis by mail at: Stryker Board of Directors, 2725 Fairfield Road, Kalamazoo, Michigan 49002. All such communications will be received directly by the Chairman of the Governance and Nominating Committee and will not be screened or reviewed by any Company personnel.

STOCKHOLDER PROPOSALS

     Any proposal that a stockholder may desire to present to the 2006 Annual Meeting must be received by the Company on or prior to November 17, 2005 in order for such proposal to be considered for inclusion in the proxy statement and form of proxy for such meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, among others, to file reports with respect to changes in their ownership of Common Stock. Due to a transmission error, a Statement of Changes of Beneficial Ownership of Securities on Form 4 with respect to one transaction in October 2004 by John W. Brown, who was then Chairman of the Board and Chief Executive Officer of the Company, was filed one day late. In addition, Ronda E. Stryker, a director of the Company and the beneficial owner of more than 10% of the Common Stock, was late in filing a Form 4 with respect to one transaction in November 2004.

OTHER ACTION

     Management has at this time no knowledge of any matters to be brought before the meeting other than those referred to above. If any additional matter should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment on such matter.

EXPENSES OF SOLICITATION

     The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company personally or by telephone or other means of communication. The Company will, upon request, reimburse brokers and other nominees for their reasonable expenses in forwarding proxy material to the beneficial owners of the stock held of record by such persons.

                                          By Order of the Board of Directors

                                          Thomas R. Winkel
                                          Secretary

March 17, 2005

STRYKER CORPORATION
C/o National City Bank
Corporate Trust Operations
Locator 5352
P. O. Box 92301
Cleveland, OH 44101-4301





                             YOUR VOTE IS IMPORTANT

         Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.





         o PLEASE FOLD AND DETACH CARD AT PERFORATION BEFORE MAILING. o

--------------------------------------------------------------------------------

STRYKER CORPORATION                                                       PROXY


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING TO BE HELD ON APRIL 26, 2005.

The undersigned, having received the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 17, 2005, hereby appoints JOHN S. LILLARD and RONDA E. STRYKER, and each of them, as Proxies with full power of substitution, and hereby authorize(s) them to represent and to vote all shares of Common Stock of Stryker Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 26, 2005, or at any adjournment thereof, as set forth on the reverse side hereof.

                                       Dated:                             , 2005
                                             ----------------------------


                                       -----------------------------------------
                                       Signature


                                       -----------------------------------------
                                       Signature if held jointly


                                       Please sign exactly as name appears
                                       above. When shares are held by joint
                                       tenants, both should sign. When signed as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

         o PLEASE FOLD AND DETACH CARD AT PERFORATION BEFORE MAILING. o

--------------------------------------------------------------------------------






STRYKER CORPORATION                                                        PROXY
--------------------------------------------------------------------------------

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN ITEM
(1).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

1.       Election of Directors

     Nominees:    John W. Brown              Howard E. Cox, Jr.       Donald M. Engelman, Ph.D.     Jerome H. Grossman, M.D.
                  Stephen P. MacMillan       William U. Parfet        Ronda E. Stryker

     [ ]  FOR all nominees listed above                               [ ]  WITHHOLD AUTHORITY
          (except as otherwise marked below)                               to vote for all nominees listed above


         Instructions: To withhold authority to vote for any individual nominee, write that nominee's name on the line below.



2. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.


         (THIS PROXY IS CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)